Exhibit 99.B(d)(29)

AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT FOR THE

SEI INSTITUTIONAL MANAGED TRUST

THIS AMENDMENT to the Investment Sub-Advisory Agreement for the SEI Institutional Managed Trust between Delaware Management Company (the “Sub-Adviser”), a series of Delaware Management Business Trust, and SEI Investments Management Corporation, a Delaware corporation (the “Adviser”), is made effective as of the 15 day of September 2011.

WHEREAS, the Sub-Adviser and the Adviser previously entered into an Investment Sub-Advisory Agreement dated as of June 29, 2011 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement with respect to the manner in which the Sub-Adviser’s compensation is calculated by the Adviser.

NOW, THEREFORE, the parties to this Amendment, intending to be legally bound, agree as follows:

1.             Unless otherwise defined herein, capitalized terms shall have the meaning set forth in the Agreement.

2.             Unless otherwise set forth herein, all provisions of the Agreement shall remain in effect.

3.             Paragraph 5 of the Agreement is hereby deleted in its entirety and replaced with the following:

Compensation to the Sub-Adviser.  For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee at the rate specified in Schedule B which is attached hereto and made part of this Agreement.  [SENTENCE REDACTED].  Except as may otherwise be prohibited by law or regulation (including any then current SEC staff interpretation), the Sub-Adviser may, in its discretion and from time to time, waive a portion of its fee.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be executed by their officers designated below as of the day and year first written above.

SEI Investments Management Corporation	Delaware Management Company, a series of Delaware Management Business Trust

By:	By:
/s/ Greg McIntire	/s/ Patrick P. Coyne

Name:	Name:
Greg McIntire	Patrick P. Coyne

Title:	Title:
Vice President	President